Contact: Robert E. Rout

Chief Administrative and

Chief Financial Officer

724-465-1487

TO BE RELEASED:

9:00 a.m. Tuesday, October 21, 2008

S&T Bancorp, Inc. Announces Earnings

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ:STBA) today announced earnings for the third quarter and year-to-date 2008. Diluted earnings per share were $0.57 in the third quarter of 2008 as compared to $0.63 for the third quarter of 2007, representing a 10 percent decrease. Net income for the quarter was flat at $15.7 million. Annualized return on average assets and return on average equity was 1.44 percent and 13.93 percent, respectively, for the three months ended September 30, 2008, compared to 1.86 percent and 19.17 percent for the three months ended September 30, 2007. The differences between percentage changes for net income and earnings per share is primarily due to the 2.8 million shares issued as partial payment for the IBT acquisition in the second quarter 2008.

For the nine months ended September 30, 2008, net income totaled $44.4 million and diluted earnings per share were $1.71, compared to $42.8 million of net income and $1.72 diluted earnings per share for the nine months ended September 30, 2007. Annualized return on average assets and return on average equity for the nine months ended September 30, 2008 were 1.55 percent and 15.19 percent, respectively, compared to 1.71 percent and 17.37 percent for the same period in 2007.

Todd D. Brice, president and chief executive officer, commented, "The current economic crisis continues to present tremendous growth opportunities for banks like S&T as evidenced by our record loan growth and net interest income performance. However, our third quarter performance was

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significantly affected by increases to the allowance for loan losses as a result of a tougher economic period for all business."

Net interest income, on a fully taxable equivalent basis, increased by approximately $10.1 million or 33 percent to $40.6 million for the third quarter of 2008 as compared to the same period of 2007. Net interest income on a fully taxable equivalent basis for the nine months ended September 30, 2008 was $107.1 million, as compared to $90.0 million for the nine months ended September 30, 2007 an increase of 19 percent. The net interest margin, on a fully taxable equivalent basis for 2008, was 4.07 percent, 4.08 percent and 4.05 percent for the third quarter, second quarter and nine months ended September 30, respectively. For the same periods in 2007, the net interest margin was 3.86 percent, 3.86 percent and 3.85 percent, respectively.

Earning assets have increased $948.7 million over the past 12 months, primarily driven by $752.0 million acquired in the IBT merger, a $300.8 million or 15 percent organic increase in commercial lending and a $35.0 million or 5 percent increase in consumer lending. Investment securities increased over the 12-month period by $121.7 million, primarily due to the IBT merger, offset by $139.0 million of matured investment securities that were not replaced during the period. Brice added, "The commercial loan market has greatly improved with respect to pricing and credit structure on new business as many competitors have exited business lines and are preoccupied with other financial issues. We plan to cautiously take maximum advantage of this rare market opportunity."

Overall deposits decreased $61.9 million during the past 12 months, excluding $573.6 million of deposits that were acquired with the IBT merger. Brice added, "While core deposits are our most stable and lowest cost of funds overall, from time to time, we may experience periods like we are in today where borrowings have a slight pricing advantage. We are willing to accept slightly less robust deposit growth in the short run to take advantage of these unique circumstances. We know that we have

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excellent and very competitive deposit products, especially our CMA high-yield savings account, cash management services and electronic banking systems that we believe will continue to keep us competitive and serve our customers' needs well into the future. Particularly encouraging is the $76.0 million or 13 percent organic growth in demand deposit and cash management products."

Noninterest income, excluding investment security gains, increased $1.2 million for the nine-month period ended September 30, 2008, as compared to the same year ago period, primarily due to increases of $1.3 million of deposit fees, $0.8 million of debit/credit card activities, $0.5 million of insurance revenues, $0.4 million of brokerage commissions and a $0.4 million non-recurring gain from the VISA initial public offering in the first quarter of 2008. These increases were partially offset by the reclassification of investment securities held in the deferred compensation plan trust to a trading classification from available-for-sale classification. The reclassification generated a one-time favorable adjustment to other noninterest income of $1.2 million or approximately $0.03 earnings per share in the third quarter of 2007. Also reducing noninterest income by $1.2 million is the current year market adjustment for the deferred compensation plans with an offsetting reduction to salaries and employee benefit expenses.

Investment security losses for the first nine months of 2008 were $1.6 million, a $4.9 million decrease from the $3.3 million of gains during the same period of 2007. Included in the 2008 results is $0.7 million of realized losses from restructuring the IBT bond portfolio in the second quarter 2008, and $3.9 million of other-than-temporary impairment charges on five bank equity holdings. Two of these charges totaling $2.6 million occurred in the third quarter 2008. Partially offsetting the realized losses and impairments were $3.0 million of realized equity security gains for the nine months ended September 30, 2008. The equity securities portfolio currently has a market value of $19.2 million at September 30, 2008, as compared to $41.3 million December 31, 2007. During the past two years, S&T has implemented a strategy to methodically sell holdings in this portfolio and only retain strategic positions in bank holding companies within our market area.

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Noninterest expense increased $8.9 million or 17 percent for the first nine months of 2008 as compared to the 2007 period. The most significant factors in the increase include $1.1 million of nonrecurring merger expenses, a $1.4 million other-than-temporary impairment charge for affordable housing limited partnerships, $1.7 million increased reserves for unfunded loan commitments and letters of credit, all of which occurred in the second quarter of 2008. Salaries and employee benefits increased $2.4 million primarily due to the addition of 73 average full-time equivalent staff, mostly due to the IBT acquisition, normal merit increases that occur each year-end and higher incentive accruals. Salaries and employee benefits were also affected by the aforementioned current year market adjustment for the deferred compensation plans. Occupancy, equipment and data processing costs increased primarily through the net acquisition of eight new branches with the IBT merger, and one denova branch opened by S&T during the last 12 months.

The efficiency ratio, which measures noninterest expense to noninterest income, excluding net security gains, plus net interest income on a fully taxable equivalent basis, was 46 percent for the nine-month periods ended September 30, 2008 and 2007, respectively.

Nonperforming assets totaled $33.9 million or 0.76 percent of total assets at September 30, 2008 as compared to $17.8 million or 0.41 percent at June 30, 2008 and $17.3 million or 0.51 percent at December 31, 2007. Net loan charge-offs for the first nine months of 2008 were $3.8 million or 0.16 percent of average loans on an annualized basis compared to $3.7 million or 0.18 percent for the first nine months of 2007.

The allowance for loan losses at September 30, 2008 was $43.2 million or 1.21 percent of total loans as compared to $34.3 million or 1.23 percent at December 31, 2007. In the third quarter of 2008, S&T recorded a provision for loan loss of $6.2 million as compared to $1.2 million in the third quarter of 2007. For the nine months ended September 30, 2008, the provision for loan loss was $7.3 million as

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compared to $4.6 million for the nine months ended September 30, 2007. During the third quarter 2008, S&T established $5.4 million of specific reserves for three commercial real estate loans totaling $26.1 million that were placed into nonperforming status during the quarter. The provision for loan loss is based upon management's detailed quarterly analysis of the adequacy of the allowance for loan losses.

S&T Bancorp, Inc. declared a common stock quarterly dividend of $0.31 per share on September 15, 2008 which is payable on October 24, 2008 to shareholders of record as of October 1, 2008. This dividend represents a 3.3 percent increase over the $0.30 per share quarterly dividend declared a year ago and a 3.4 percent projected annual yield utilizing the September 30, 2008 closing market price of $36.83.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 55 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.5 billion, S&T Bancorp stock trades on the NASDAQ Global Select Market under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.